Exhibit 5.1

Dentons Canada LLP 1, Place Ville Marie, bureau 3900 Montréal (Québec) Canada H3B 4M7 dentons.com

1 April 2022

VISION MARINE TECHNOLOGIES INC.

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7

Canada

Attention: Board of Directors

Re:	Vision Marine Technologies Inc. Registration Statement on Form S-8

Dear Sirs:

We have acted as special legal counsel to Vision Marine Technologies Inc., a Québec corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance of (i) 1,709,121 common shares issuable upon exercise of options granted under the Company’s Amended and Restated Share Option(s) Plan (the “Plan”) and (ii) 55,831 common shares reserved for issuance upon the exercise of options that may be granted under the Plan.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We undertake no responsibility to monitor the Company’s future compliance with applicable laws, rules or regulations of the Commission or other governmental body. In connection with this opinion, we have reviewed and relied upon the following:

(i)	The Registration Statement;

(ii)	The Company’s Articles of Incorporation (as amended) and by-laws;

(iii)	The Plan; and

(iv)	Such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

With respect to the foregoing documents, we have assumed:

(a)	the authenticity of all records, documents, and instruments submitted to us as originals;

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(b)	the genuineness of all signatures on all agreements, instruments and other documents submitted to us;

(c)	the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us;

(d)	the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies;

(e)	that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; and

(f)	the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company).

We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Our opinion is limited to the laws of the Province of Québec, including all applicable provisions of the Business Corporations Act (Québec) (the “Business Corporations Act”), and the federal laws of Canada applicable in the Province of Québec. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that upon issuance of the common shares being registered under the Plan, in compliance with the terms of the Plan, including the receipt by the Company of the exercise price therefore for common shares issuable upon the exercise of options, such common shares will be legally issued as fully paid and non-assessable common shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name wherever appearing in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Yours truly,

/s/ Dentons Canada LLP